UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2003

WorldCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-11258	58-1521612
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

22001 Loudoun County Parkway, Ashburn, Virginia	20147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (703) 886-5600

Item 5. Other Events.

On June 3, 2003, KPMG LLP (“KPMG”) issued a letter to the WorldCom, Inc. (“WorldCom” or the “Company”) Audit Committee of the Board of Directors that set forth KPMG’s views, as of March 6, 2003, regarding WorldCom’s internal controls. The letter also included management’s responses. KPMG noted, among other internal control matters, ten material weaknesses in WorldCom’s internal controls. On June 3, 2002, WorldCom provided KPMG’s letter to the Securities and Exchange Commission (“SEC”), Richard C. Breeden, the Corporate Monitor appointed by the U.S. District Court for the Southern District of New York with the consent of the SEC and WorldCom, and Richard Thornburgh, the Examiner appointed by U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in connection with the matters discussed below.

A copy of the KPMG letter, including management’s responses, is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Recent Events and Investigations

On June 25, 2002, the Company announced that as a result of an internal audit of the Company’s capital expenditure accounting, it was determined that certain transfers from line cost expenses to capital accounts in the amount of $3.9 billion during 2001 and the first quarter of 2002 were not made in accordance with generally accepted accounting principles (“GAAP”). The Company promptly notified its recently engaged external auditors, KPMG, and has engaged KPMG to undertake a comprehensive audit of the Company’s financial statements for 2000, 2001 and 2002. The Company also notified Arthur Andersen LLP (“Andersen”), which audited the Company’s financial statements for 2001 and reviewed such statements for first quarter 2002, promptly upon discovering these improperly reported amounts. On June 24, 2002, Andersen advised WorldCom that in light of the inappropriate transfers of line costs, Andersen’s audit report on the Company’s financial statements for 2001 and Andersen’s review of the Company’s financial statements for the first quarter of 2002 could not be relied upon.

On August 8, 2002, WorldCom announced that its ongoing internal review of its financial statements discovered an additional $3.8 billion in improperly reported pre-tax earnings for 1999, 2000, 2001, and the first quarter of 2002. On November 5, 2002, the Company announced that it expected a further restatement of earnings in addition to amounts previously announced and that the overall amount of the restatements could total in excess of $9 billion.

On March 13, 2003, WorldCom announced it had completed a preliminary review of its goodwill and other intangible assets and property and equipment (“PP&E”) accounts. As announced at that time, this review has resulted in the write-off of all existing goodwill and a substantial write-down of the carrying value of PP&E and other intangible assets following an impairment analysis and other adjustments in accordance with GAAP. Specifics include:

The value of goodwill reflected on the Company’s last reported balance sheet, $45 billion, is impaired and has been written off completely; and the value of PP&E and other intangible assets reflected on the Company’s last reported balance sheet, $39.2 billion and $5.6 billion, respectively, is impaired and has been adjusted to a value of approximately $10 billion as of December 31, 2002.

A Special Committee of WorldCom’s Board of Directors conducted an independent investigation of these matters with the law firm of Wilmer, Cutler & Pickering as special counsel and PricewaterhouseCoopers LLP as their financial advisors. WorldCom’s accounting practices also are under investigation by the U.S. Attorney’s Office for the Southern District of New York and by the Examiner appointed by the Bankruptcy Court, Richard Thornburgh, former Attorney General of the United States. On November 26, 2002, WorldCom consented to the entry of a permanent injunction that partially resolved the claims brought in a civil lawsuit by the SEC regarding the Company’s past public financial reports. The injunction imposes certain ongoing obligations on the Company and permits the SEC to seek a civil penalty. On May 19, 2003, WorldCom announced a proposed settlement with the SEC regarding a civil penalty. Pursuant to the proposed settlement, WorldCom is liable for a civil penalty of $1.51 billion, to be satisfied by payment of $500 million upon the effective date of WorldCom’s emergence from Chapter 11 protection. The proposed settlement must be approved by both the U.S. District Court for the Southern District of New York and the Bankruptcy Court. The proposed settlement provides that the funds paid by WorldCom in satisfaction of the SEC’s judgment will be distributed pursuant to the Fair Funds provisions of the Sarbanes-Oxley Act of 2002. The SEC has proposed a plan for distribution of the funds, which is subject to court approval. On May 19, 2003, the District Court entered an order which, among other things, established a procedure inviting interested parties to submit comments on the proposed settlement on or before June 6, 2003. The District Court has scheduled a status conference with the parties on June 11, 2003 and, therefore, will not approve a settlement before that date.

WorldCom has terminated or accepted the resignations of various financial and accounting personnel, including its chief financial officer and its corporate controller, and is continuing the process of investigating and restating its financial results for the years 2000-2002. Earlier years also are impacted. Investors and creditors should be aware that additional amounts of improperly reported pre-tax earnings may be discovered and announced. Until the Company has completed its final review and KPMG is able to complete an audit of 2000, 2001, and 2002, the total impact on previously reported financial statements cannot be known. The Company intends to announce changes to previously reported financial statements once its review is complete.

In light of the foregoing events, all previous guidance regarding future financial performance issued by the Company is no longer in effect and should be ignored.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements.

Not Applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Letter from KPMG to the WorldCom, Inc. Audit Committee, dated June 3, 2003, regarding Internal Control and Operations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDCOM, INC. (Registrant)

By:	/s/ MICHAEL H. SALSBURY
Name: Michael H. Salsbury Title: General Counsel and Secretary

Dated: June 9, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Letter from KPMG to the WorldCom, Inc. Audit Committee, dated June 3, 2003, regarding Internal Control and Operations

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